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                      1998 NON-QUALIFIED STOCK OPTION PLAN


































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                         TABLE OF CONTENTS


                                                                     Page

SECTION 1 DEFINITIONS .................................................  1

               1.1    Definitions .....................................  1

SECTION 2  GENERAL TERMS...............................................  3

               2.1    Shares Available for Issuance....................  3
               2.2    Administration of the Plan.......................  3
               2.3    Eligibility and Limits...........................  4

SECTION 3  TERMS OF AWARDS.............................................  4

               3.1    Terms and Conditions of All Awards...............  4
               3.2    Terms and Conditions of Options..................  5
                      (a)  Option Price................................  5
                      (b)  Option Term.................................  5
                      (c)  Payment.....................................  5
                      (d)  Conditions to the Exercise
                           of an Option................................  6
                      (e)  Special Provisions for Certain
                           Substitute Options..........................  6
               3.3    Treatment of Awards Upon Termination
                      of Employment....................................  6

SECTION 4  GENERAL PROVISIONS..........................................  6

               4.1    Withholding......................................  6
               4.2    Changes in Capitalization; Merger;
                      Liquidation......................................  6
               4.3    Right to Terminate Employment....................  7
               4.4    Restrictions on Delivery and Sale of
                      Shares; Legends..................................  7
               4.5    Non-alienation of Benefits.......................  8
               4.6    Termination and Amendment of the Plan............  8
               4.7    Choice of Law....................................  8
               4.8    Effective Date and Term of Plan..................  8




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                          SECOND BANCORP, INCORPORATED
                      1998 NON-QUALIFIED STOCK OPTION PLAN

      Second Bancorp, Incorporated (the "Company") hereby establishes this Plan to be called the Second Bancorp, Incorporated 1998 Non-Qualified Stock Option Plan to encourage officers, certain key employees and non-employee Directors of the Company and subsidiary The Second National Bank of Warren (the "Subsidiary") to acquire common Stock of the Company pursuant to the grant of Non-Qualified Stock Options. The purpose of the Plan is to (a) provide incentive to officers, key employees, and non-employee Directors of the Company and its Subsidiary to stimulate their efforts toward the continued success of the Company and its Subsidiary and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company and its Subsidiary;
(b) encourage stock ownership by officers, key employees, and non-employee Directors by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock; and (c) provide a means of attracting, retaining, and rewarding key employees and non-employee Directors. Notwithstanding anything to the contrary contained herein, any reference in this 1998 Plan to "non-employee Directors" shall be deemed to exclude members of any Advisory Board of Directors of the Company or its Subsidiaries.

      If approved, this Plan shall replace the amended Second Bancorp, Incorporated Stock Option Incentive Plan approved and adopted by the shareholders in 1994 (the "1994 Plan"). As such, there shall be no further grants pursuant to the 1994 Plan, and all authorized but unissued shares for which options may be granted shall no longer be subject to issuance. Nothing in this Plan, however, shall effect, in any way, awards previously granted pursuant to the 1994 Plan, and the 1994 Plan shall continue to control with respect to such previously granted options.


                              SECTION 1 DEFINITIONS

         1.1 DEFINITIONS. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

              (a) "Award" means any Non-Qualified Stock Option Award granted under the Plan.

              (b) "Beneficiary" means the person or persons designated in writing by a Participant to exercise an Award in the event of the Participant's death while employed by the Company or its Subsidiary, or while a Director of the Company or its Subsidiary, or in the absence of such designation, the executor or administrator of the Participant's estate.

              (c) "Board" means the Board of Directors of Second Bancorp, Incorporated.

              (d) "Change in Control" shall mean, and shall have been deemed to have occurred if and when: (i) any person or entity (other than the Company) or any number or combination thereof acting in concert (I) shall have acquired



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ownership of or the right to vote or direct the voting of 25% or more of the issued and outstanding capital stock of the Company, and (II) shall have voted those shares, or otherwise used its ownership interest in the Company, in a manner intended to exert control or significant influence over the operation of the Company; or (ii) the Company shall have been merged into another company or shall have otherwise consolidated with another company in such a way that the Company is not the surviving entity; or (iii) the Company shall have sold substantially all of its assets to another company or other entity or person. The date of any Change of Control shall be the same as the official date of the merger, consolidation or sale or, with respect to (i) above, the date on which an acquirer shall have first exercised control or influence over the Company.

              (e) "Code" means the Internal Revenue Code of 1986, as amended.

              (f) "Committee" means (1) for purposes of Non-Qualified Stock Options granted to employee Participants of the Company or its Subsidiary, the Compensation and Organization Committee of the Board of Directors consisting of at least two Directors, each of whom qualifies as a "disinterested person" within the meaning of Rule 16b-3 of the Exchange Act and an "outside director" as the term is defined for purposes of sec.162(m) of the Code, and (2) for purposes of Non-Qualified Stock Options granted to non-employee Directors of the Company or its Subsidiary, a Committee as designated by the Board.

              (g) "Company" means Second Bancorp, Incorporated, an Ohio corporation or its successor corporation.

              (h) "Disability" has the same meaning as provided in "The Employees Retirement Plan of The Second National Bank of Warren" maintained by the Company. In the event of a dispute, the determination of Disability shall be made by the Committee. In making its determination, the Committee may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates. The Committee may make the determination in its sole discretion, and any decision of the Committee will be binding on all parties.

              (i) "Fair Market Value" shall be determined by the Committee but shall not be less than the mean of the bid and ask price of the Company's common Stock price as reported by NASDAQ at the close of business on the date in question.

              (l) "Non-Qualified Stock Option" means a stock option, other than an option qualifying as an Incentive Stock Option as defined in sec.422 of the Code.

              (m) "Option" means a Non-Qualified Stock Option.

              (n) "Option Agreement" means a written agreement between the Company and a Participant or other written documentation evidencing an Award.

              (o) "Participant" means (1) an officer or key employee of the Company or its Subsidiary designated by the Committee to receive an Award hereunder, and (2) a non-employee Director of the Company or its Subsidiary, excluding members of any Advisory Board, eligible to receive an Award hereunder.






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              (p) "Plan" means the Second Bancorp, Incorporated 1998
Non-Qualified Stock Option Plan.

              (q) "Plan Year" means the calendar year.

              (r) "Stock" means the Company's common Stock.

              (s) "Subsidiary" means The Second National Bank of Warren.

              (t) "Termination of Directorship" shall be deemed to have occurred when an individual Director cease to be a member of the Board of Directors of the Company or its Subsidiary.

              (u) "Termination of Employment" means the termination of the employee-employer relationship between a Participant and the Company or its Subsidiary regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or Retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for cause. In the event that a Participant ceases to be an employee but remains a member of the Board of the Company or its Subsidiary, no Termination of Employment shall be deemed to have occurred until the Participant ceases to be a member of such Board.

              (v) "Vested" means that an Award is nonforfeitable and exercisable with regard to a designated number of shares of Stock.


                             SECTION 2 GENERAL TERMS

         2.1 SHARES AVAILABLE FOR ISSUANCE. Subject to adjustment in accordance with Section 4.2, 650,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved and subject to issuance under the Plan. At no time shall the Company have outstanding Awards and shares of Stock issued in respect to Awards in excess of the Maximum Plan Shares. To the extent permitted by law, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that are forfeited, canceled or expire or terminate for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

         2.2 ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. The Committee shall have full authority in its discretion to determine the officers and key employees of the Company or its Subsidiary to whom Awards shall be granted, subject to the Plan. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the terms and provisions of the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Option Agreements under the Plan, and to make all other determinations



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necessary or advisable for the proper administration of the Plan. The
Committee's determination under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions shall be final and binding on all Participants. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee may rely on the advice and opinion of such persons. No member of the Committee shall be personally liable for any determination, interpretation, or action taken in good faith with respect to this Plan.

         Notwithstanding the above, with respect to non-employee Directors, the Committee shall have no discretion to select which non-employee Directors will be granted Options hereunder, to determine the number of shares for which Options may be exercised, to determine the exercise price of the Option, or the timing of an Award.

         2.3 ELIGIBILITY AND LIMITS. Participants in the Plan shall be selected by the Committee from among those officers and key employees of the Company or its Subsidiaries who, in the opinion of the Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success. In addition, any non-employee Director of the Company or its Subsidiaries shall be eligible upon election to the Board of the Company or its Subsidiaries and on the date of any subsequent Annual Meeting of the shareholders of the Company if still serving as a Director of the Company or its Subsidiaries. No employee Participant shall receive Awards which in total shall be for more than 10,000 shares of Stock in any Plan Year. Notwithstanding
Section 3.1(a) below, no non-employee Director Participant shall receive in the aggregate Options to purchase more than 1,000 shares of the Company in any one Plan Year regardless of whether or not such non-employee Director serves on both the Second Bancorp, Incorporated Board of Directors and The Second National Bank of Warren Board of Directors.


                            SECTION 3 TERMS OF AWARDS

         3.1  TERMS AND CONDITIONS OF ALL AWARDS.

              (a) The number of shares of Stock to which an Award shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Sections 2.1 and 2.3. Notwithstanding the above, with respect to Options granted to non-employee Directors, there are hereby granted the following Options under this Plan subject to Sections 2.1 and 2.3: (i) With respect to each individual who first becomes a non-employee Director of the Company or its Subsidiary on or after the effective date of the Plan, an Option to purchase 1,000 shares of Stock as of the date the individual first becomes a non-employee Director; (ii) With respect to each person who, as of the date of any annual meeting of the Company's shareholders after the effective date of this Plan, is an incumbent non-employee Director of the Company or its Subsidiary, and previous to such meeting has received an Option under (i) above, an Option to purchase 1,000 shares of Stock as of the date of such meeting. Notwithstanding the above, (I) the initial grant of Options to the non-employee Directors following approval of this Plan by the shareholders, shall not occur until the


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six (6) month anniversary of the adoption of this Plan by the shareholders, and
(II) in no case shall a non-employee Director receive Options to purchase more than 1,000 shares of Stock (as adjusted from time to time under Section 4.2) in any one calendar year.

              (b) Each Award shall be evidenced by a written Option Agreement delivered to and accepted by the Participant containing such terms and provisions as the Committee may determine is appropriate, subject to the provisions of the Plan.

              (c) The date an Award is granted shall be the date on which the Committee has approved the terms and conditions of the Option Agreement and has determined the recipient of the Award and the number of shares covered by the Award; provided, however, that the date of an Award to a non-employee Director shall be as provided in Section 3.1(a) above. Notwithstanding any other provisions of this Plan, in no event shall any Award be granted prior to the date in which this Plan is approved by a majority of the shareholders of the Company.

              (d) The Options granted pursuant to this Plan shall vest 100% one
(1) year from the date of grant. Notwithstanding, the Committee may provide in any Option Agreement an alternative vesting schedule which shall in no event be less than one year. The vesting schedule shall specify when such Awards shall become Vested and thus exercisable. Notwithstanding any vesting schedule which may be specified in an Option Agreement, in the event of a Change in Control, the Awards granted under the Plan shall become 100% Vested and exercisable pursuant to the terms of the Option Agreement.

              (e) Awards shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant, or in the event of the Disability or death of the Participant, by the legal representative of the Participant. Notwithstanding the above, the Committee may expressly provide in the Option Agreement that a Participant may transfer such Award, in whole or in part, (i) to a spouse or lineal descendant (hereinafter "Family Member"), (ii) to a trust for the exclusive benefit of a Family Member, or (iii) to a partnership, limited liability company or other entity in which all the beneficial owners are Family Members. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 3.1(e). All terms and conditions associated with the Award shall continue to apply following a transfer in accordance with this Section 3.1(e).

         3.2  TERMS AND CONDITIONS OF OPTIONS:

              (a) Option Price. Subject to adjustment in accordance with Section
4.2 and the other provisions of this Section 3.2, the exercise price (the "Exercise Price") per share of the Stock purchasable under any Option shall be one hundred percent (100%) of the Fair Market Value of Stock on the date of grant as determined in Section 3.1(c) and 1.1(i).

              (b) Option Term. Any Option granted to a Participant shall not be exercisable after the expiration of ten (10) years from the date the Option is




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granted. The Committee may specify a shorter term and state such term in the
Option Agreement.

              (c) Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option shall be made in cash or a cash equivalent. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a shareholder.

              (d) Conditions to the Exercise of an Option. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Option Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term notwithstanding any provision of the Option Agreement to the contrary.

              (e) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction described in Code Section 424(a), may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued Option being replaced thereby.

         3.3 TREATMENT OF AWARDS UPON TERMINATION OF EMPLOYMENT OR DIRECTORSHIP. Any Award granted under this Plan to a Participant who suffers a Termination of Employment or Directorship may be canceled, accelerated, paid or continued, as provided in the Option Agreement or, in the absence of such provision, as the Committee may determine. The portion of any Award exercisable in the event of continuation may be adjusted by the Committee to reflect the Participant's period of service from the date of grant through the date of the Participant's Termination of Employment or Directorship or such other factors as the Committee determines are relevant to its decision to continue the Award.


                          SECTION 4 GENERAL PROVISIONS

         4.1 WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan, the Company shall have the right to require the employee Participant to remit to the Company an amount sufficient to satisfy any statutory federal, state and local, if any, withholding tax requirements prior to the delivery of any certificate or certificates for such stock. An employee Participant may pay the withholding tax in cash, or, in such other manner as the Option Agreement provides.






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         4.2  CHANGES IN CAPITALIZATION; MERGER; LIQUIDATION.

              (a) The number of shares of Stock reserved for the grant of Options; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option; and the Exercise Price of each outstanding Option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares, or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock, or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

              (b) In the event of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate to reflect, or in anticipation of such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new Awards, the termination or adjustment of outstanding Awards, or the acceleration of Awards. Any adjustment pursuant to this Section
4.2 may provide, in the Committee's discretion, for the elimination without payment of any fractional shares that might otherwise become subject to any Award.

              (c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

         4.3 RIGHT TO TERMINATE EMPLOYMENT OR DIRECTORSHIP. Nothing in the Plan or in any Option Agreement pursuant to this Plan shall confer upon any Participant the right to continue as an employee, officer, or Director of the Company or any of its Subsidiary or affect the right of the Company, or with respect to the non-employee Directors, the shareholders, or its Subsidiary to terminate the Participant's employment or directorship at any time.

         4.4 RESTRICTIONS ON DELIVERY AND SALE OF SHARES; LEGENDS. Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to




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distribution and agree that shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

         4.5 NON-ALIENATION OF BENEFITS. Other than as specifically provided with regard to the death of a Participant or with regard to a transfer to a Family Member in accordance with Section 3.1(e), no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

         4.6 TERMINATION AND AMENDMENT OF THE PLAN. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of an Award shall adversely affect the rights of the Participant under such Award.

         4.7 CHOICE OF LAW. The laws of the State of Ohio shall govern the Plan, to the extent not preempted by federal law.

         4.8 EFFECTIVE DATE AND TERM OF PLAN. The Plan shall be submitted to the shareholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company, and shall become effective upon the date of such approval, and shall remain in effect until the earlier of (a) the date on which all shares for which Options may be issued have been issued, (b) termination of the Plan by the Board, (c) ten years from the date of the adoption of the Plan by the shareholders, or (d) such date as the Board may elect. Any Award previously granted may extend beyond the termination of the Plan, and the Committee shall continue to have the authority to administer such Awards.




                                           By: /s/ Alan G. Brant
                                              ----------------------------------
                                                    Chairman and President


Attest:
/s/ Christopher Stanitz
---------------------------------
Secretary

         [CORPORATE SEAL]





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